Slide 1



Recycled Electricity
by Vortex Green Energy
a dba of Vortex Brands Co. | OTC: VTXB
Presented by Todd Higley
March 2019
PHOTO: Reuters. The skyline of lower Manhattan, as seen from Exchange Place, is mostly in darkness except for the Goldman Sachs building, after a power outage caused by Superstorm Sandy, in New York, Oct. 30, 2012.
Vortex Green Energy, dba for Vortex Brands Co. (c) 2017-2019

Introducing… recycled electricity! This new technology can recycle currently-wasted electricity in a way that reduces and virtually eliminates the inherent problems in electrical generation, transmission, and consumption. Recycling wasted electricity can stabilize and strengthen the grid, and ultimately help avoid the cost and inconvenience of power outages.

Slide 2



Capture and use wasted electricity to improve consumption efficiency
The utility can “do more with less”
The customer gets a more reliable grid
COMPANY PURPOSE
© 2017-2019
Vortex Green Energy, dba of Vortex Brands Co.
OTC: VTXB

Vortex Green Energy is implementing a technology that quite simply can capture and use wasted electricity to improve consumption efficiency. If we are going to use resources to create electricity, then we ought to consume it as efficiently as possible--with little to no waste.

Without waste, the utility can do more with less. Which means, the customer gets a more reliable grid without ever having to turn down the thermostat or dim the lighting, or worse, shut down the factory during a heat wave.

Slide 3


Not all electricity is consumed.
Electric motors common to commercial and industrial use consume about 80% of the power provided.
Unused electricity "flows back" toward the utility, requiring 20% more power to consume the waste.
That means about 40% of electricity generated is wasted.
No Sensible Solution (until now...)
PROBLEM: WASTED ELECTRICITY
© 2017-2019 Vortex Green Energy, dba of Vortex Brands Co. OTC: VTXB

It is not widely known that not all electricity generated is consumed. In fact, the real culprit is the electric motor. Electric motors common to commercial and industrial use consume only about 80% of the power provided.

So, what happens to the rest? Well, unused electricity 'flows back' toward the utility and appears to simply be additional power needed, requiring 20% more power to consume the waste.

If you take the initial waste, as well as the additional power needed to consume that waste, it really "means about 40% of electricity generated, is wasted." Now you see where it's possible to improve consumption efficiency and save energy.

The industry already knows about this waste and simply considers it an inherent problem since it has never found a sensible solution.

Slide 4


Wasted Electricity
• line congestion
• lower reserve margins
• damage to the electrical grid
• ultimately contribute to outages
Problems multiply to Market and Industry
PROBLEMS FOR UTILITY
© 2017-2019
Vortex Green Energy, dba of Vortex Brands Co.
OTC: VTXB

There are many problems that wasted electricity causes the utility. Some of them are, "line congestion" – the back and forth of wasted electricity and the extra energy needed to burn it off—which congests the lines. "lower reserve margins" – means the capacity of the lines is reduced when congestion increases. "damage to the electrical grid" occurs from congested lines. All these effects together "ultimately contribute to outages" such as brownouts or blackouts. These problems have multiplying effects on both the electric utility market and commercial industry.

Slide 5


ASCE
D+
2017
The electrical grid is failing –2009 USDOE report, "Keeping the Lights On in a New World"
For the last 10 years nothing has been done to address the failing grid
Retail competition has decreased investment in grid repairs
Grid operated at near failure – Reminded each hot summer
USDOE in 2009: "[the grid has] only 20 years useful life left"
PROBLEMS FOR THE MARKET
© 2017-2019
Vortex Green Energy, dba of Vortex Brands Co.
OTC: VTXB

The problems for the electric utility market have been brewing for years. The electrical grid is, in fact, failing. Ten year ago, the US Department of Energy produced a report titled, "Keeping the Lights On in a New World" which gave a dire prediction of a coming crisis from complete grid failure.

It has been 10 years already, and nothing significant has been done to fully address the failing grid. In 2017, the American Society of Civil Engineers gave a "D+" to the U.S. energy infrastructure, citing that, "America's grid is at full capacity". That's exactly what 10 years of "Do Nothing" will get you.

One reason given for not fixing the grid is increased retail competition. An example is how solar is presented as "less expensive" than grid power—and this challenge to the utility's business model has led to decreased investment in the grid.

With the grid now operating at near failure, the utility asks consumers to turn down their thermostat or turn off air conditioners during a heat wave. A temporary fix to a failing grid.

The US Dept. of Energy report ten years ago estimated "the grid has only 20 years of useful life left". Since nothing has been done, and a D+ is unacceptable, we must do something before it's too late.

Slide 6


The frequency of major outages has doubled every five years
3500 Power Interruptions per year
Power outages cost American businesses $150 Billion per year
Power outages primarily due to congested power lines
PROBLEMS FOR INDUSTRY
© 2017-2019
Vortex Green Energy, dba of Vortex Brands Co.
OTC: VTXB

Problems in the electric utility market create problems for the businesses that operate in the commercial industry. These problems are getting worse and costing billions!

The frequency of major outages has doubled every five years—with power interruptions now in excess of 3500 per year. It is no longer acceptable to simply DO NOTHING.

The inconvenience of an outage is only part of the issue—these outages cost American businesses, who are the heart of industry, $150 Billion Dollars per year!

And outages, as you'll recall, are primarily due to congested power lines. Which is why technology that recycles electricity is so important NOW—as a viable and lasting solution.

Slide 7


Phase Angle Synchronization
(PAS) recycles wasted electricity
Utility gets true cost savings
• extend the life of the grid
• protect the grid from excessive wear and damage
• free up capital for the utility to invest in saving the grid
Industry gets reliable power
• reduces economic cost
• improves grid reliability
• reduces line congestion
• increases reserve margin
Grid repair pays for itself
SOLUTION: PAS TECHNOLOGY
TriPac
© 2017-2019
Vortex Green Energy, dba of Vortex Brands Co.
OTC: VTXB

The revolutionary technology that solves these problems is called Phase Angle Synchronization or PAS and is manufactured by Tripac Systems. PAS recycles wasted electricity, and the unit resides at the customer's location in their electrical control room and does the magic "behind the scenes".

This is a different approach to efficiency, since it is the Utility that gets the true cost savings. PAS not only extends the life of the grid, and protects it from excessive wear and damage, but because the utility can do more with less, and truly save money, it will free up capital to invest in saving the grid. In other words, grid repair pays for itself.

And since the electrical grid is the backbone to the US economy, American businesses will thrive on reliable power, at no additional cost, with reduced economic costs, and improved grid reliability. Further, reducing line congestion and increasing reserve margin are possible wherever PAS systems are fully implemented.

So let's see what the PAS unit can do.

Slide 8


"Any sufficiently advanced technology is indistinguishable from magic."
- Arthur C. Clarke
Science Fiction Writer, Science Writer, Inventor, Undersea Explorer, TV Series Host, and Futurist
Co-Author of 1968 Film:
2001: A Space Odyssey
Vortex Green Energy, dba for Vortex Brands Co. (c) 2017-2019

Before we take a closer look, consider what Arthur C. Clarke once said, "Any sufficiently advanced technology is indistinguishable from magic."

Slide 9


DEMAND
Simulated Factory
PAS Unit
SUPPLY
PAS DEMO UNIT
Vortex Green Energy, dba for Vortex Brands Co. (c) 2017-2019

Let’s look closer at the P-A-S Demo unit.

The power required by a facility or factory needed to run the equipment is labeled demand—shown here as the red wires. The power provided by the utility to meet that demand is labeled supply—shown as the black wires. The yellow meters clipped to each will measure what is demanded and what is supplied.

The set up shown here consists of the PAS unit and a simulated factory. Our simulated factory will create demand and we can then monitor what happens when the PAS unit is either on or off.

Slide 10


DEMAND
68.5
60.6
59.6
188.7
Simulated Factory "Draws" or "Demands" 188.7 amps of electricity
Supply is EQUAL to Demand (NO SAVINGS!)
65.4
60.3
59.0
184.7
Utility generates and "Supplies" 184.7 amps of electricity
SUPPLY
PAS UNIT OFF
Vortex Green Energy, dba for Vortex Brands Co. (c) 2017-2019

Notice what the meters read when the PAS unit is off.

The demand is about 188 amps, and the supply is about 184 amps.

This means that supply is roughly equal to demand and there is no savings for the utility.

Let's see what happens when we turn the PAS unit on!

Slide 11


68.1
60.1
59.2
DEMAND
187.4
Simulated Factory "Draws" or "Demands" 187.4 amps of electricity
Supply is LOWER than Demand (HUGE SAVINGS!)
22.6
24.9
19.3
66.8
Utility generates and "Supplies" 66.8 amps of electricity
SUPPLY
PAS UNIT ON
Vortex Green Energy, dba for Vortex Brands Co. (c) 2017-2019

Once we switch the PAS unit on,

Demand is still about the same at 187 amps. While supply has dropped to roughly 66 amps.

PAS saves the utility money. Supply is lower than demand. They save money by generating and sending less electricity. What they send is all being consumed. The formerly-wasted electricity is recycled to make up the difference.

Now, let's review the Results.

Slide 12


DEMO RESULTS:
DEMAND
188.7
187.4
184.7
66.8
SUPPLY
OFF
ON
Factory received all needed electricity for operations
Utility generated and sent LESS electricity because PAS recycled wasted electricity
PAS Units save the utility money the moment it switches 'ON'!
SOLUTION: PAS TECHNOLOGY
© 2017-2019
Vortex Green Energy, dba of Vortex Brands Co.
OTC: VTXB

We have electricity demanded and electricity supplied. When the PAS unit is off, demand and supply are roughly equal. Once the PAS is switched on, supply is lower than demand.

This means that the factory receives all electricity it needs for operations, regardless if the PAS unit is on or off.

The true benefit is at the utility, which can now generate and send less electricity because the PAS unit recycled the wasted electricity and made use of it right away.

The customer got all the power needed for operations and their bill stays the same, whereas the utility still supplied everything the customer needed but their costs to generate and transmit went down.

The PAS unit saves the utility money the exact moment the unit is switched on.

So let’s take a look at a field test.

Slide 13


Salt Lake City
PAS UNIT – FIELD TEST
(During R&D)
TriPac
SYSTEMS
Vortex Green Energy, dba for Vortex Brands Co. (c) 2017-2019

The PAS unit was installed by Tripac Systems during research and development in Salt Lake City, UT with a large industrial facility. This facility operates various equipment to manufacture staircases, and was the perfect test site for a field test.

Slide 14


Salt Lake City
Base Case:
Month Prior
to PAS Install
SOLUTION: PAS TECHNOLOGY
© 2017-2019
Vortex Green Energy, dba
of Vortex Brands Co.
OTC: VTXB

The facility's power bill provides the base case prior to a PAS unit being installed.

The first line of the table shows 61,420 kWh, or kilowatt-hours. This is the power the facility consumed—the power that did the WORK—and is the metric on which the monthly bill is calculated.

The second line in the table shows 53,120 Kvarh or kilovolt-amperage-hours-reactive, or reactive power and is the power the utility supplied for leverage (or the magnetizing current) in electric motors—this leverage power is generated and delivered by the utility but it is not billed to the facility.

PAS can lower Kvarh which will lower the utility's operating costs (circled here in RED).

Now, let's see the PAS unit work it's magic.

Slide 15


Salt Lake City
Test Case:
Full-Month
With PAS
Installed
ITEM 3 - ELECTRIC SERVICE
Salt Lake City UT
Compare to Base:
(Mo. prior to install)
46%
SOLUTION: PAS TECHNOLOGY
© 2017-2019
Vortex Green Energy, dba
of Vortex Brands Co.
OTC: VTXB

Now that the PAS unit has been installed for a full month, let's compare the power bills

Notice the kWh is roughly the same at 63,840. This is important because the utility will maintain their revenue and the facility got all the power it needed to operate.

The Kvarh has improved significantly, dropping to 28,640.

Compared to the base case, that's about ***46% less Kvarh or Reactive Power needed to be generated and delivered by the utility.***

PAS maintains utility revenue (kilowatt hours) while reducing their costs with lower Kvarh—Less wasted power due to PAS recycled electricity.

This is how the utility can save money utilizing PAS technology!

Slide 16



The Utility Benefits Most
Instead of:
Reducing Customer's Bill
(while Utility loses revenue)
PAS benefits the utility
(same revenue-lower costs)
no adverse impact on the customer
Utility generates & sends less power
customer is billed the same –
revenue positive with lower costs!
Customer gets more reliable grid
Fewer Outages
Less business interruption
(preserve revenue)
WIN-WIN: UTILITY & CUSTOMER
© 2017-2019
Vortex Green Energy, dba
of Vortex Brands Co.
OTC: VTXB

This is a WIN-WIN for both the Utility and the Customer.

The utility benefits the most. Keep in mind this is different than most energy efficiency programs, instead of focused on reducing the customer's bill, the utility can still serve the customer to its fullest, while maintaining revenue and reducing their costs.

Revenue Positive with Lower Operating Costs.

The customer still gets a more reliable grid, at no additional cost, with fewer outages, and less interruption to business—which is good for their bottom line.

Slide 17



The Grid is FAILING
Retail Competition means the utility's old business model (cost-plus) is obsolete
Utilities WANT:
• Reduced Line Congestion
• Increased Reserve Margins
• Lower Operating Costs
• Freed-up Capital for Grid Repairs
PAS Provides the ONLY viable solution!
No Cost to Utility
Share-of-Savings
WHY NOW?
© 2017-2019
Vortex Green Energy, dba of Vortex Brands Co.
OTC: VTXB

So Why Now?

Because the grid is failing. And so far nothing significant has been done about it, nor is there money available, from either from the utility, who can't afford it, or their ratepayers who will resist higher prices, or the government who is frequently running deficits.

Plus, the utility can no longer compete with their outdated business model (historically, they have taken their costs, added a margin, and charged customers accordingly). But with electrical costs on the rise, other options like solar have become more cost effective, and the utility needs a new way to compete.

The utilities also want solutions that reduce line congestion, increase reserve margins, lower their operating costs, and free up capital for grid repairs, while also competing properly in the market.

PAS provides the only viable solution—With no cost to the utility to implement under our “share of savings” business model. Plus, it is market ready.

Slide 18


California
Compared to US Total (Oct 2018)

California as % of US Market	Number of Customers	Monthly Usage (kWh) 5-yr Ave.	Average Cost/kWh (% Higher)	Multiple of US Ave. Cost/kWh
Industrial	19%	5%	95%	1.95x
Commercial	9%	9%	55%	1.55x
Total :	10%	7%		

MARKET DEMAND: CALIFORNIA FOCUS
© 2017-2019
Vortex Green Energy, dba of Vortex Brands Co.
OTC: VTXB

What is the market for a technology like this? Though PAS is applicable nationwide, our focus, initially, is California.

Reviewing government data available through October 2018, California has 10% of the US total Industrial and Commercial customers, averaging 7% of total electrical use in those sectors, at prices between 55% and 95% higher than the national average.

PAS is available and scalable for use in both the commercial and industrial sectors.

Slide 19


California:
Annual Savings Possible to Utility
California | Wasted Each Year
Kilowatt-hours | 32 Billion kWh
Opportunity Cost | $5 Billion
Cost Saving Available | $3 Billion
Avoided Energy Cost
1/3rd of Savings = BIG Opportunity
MARKET: CALIFORNIA FOCUS
© 2017-2019
Vortex Green Energy, dba of Vortex Brands Co.
OTC: VTXB

Making conservative assumptions using data on electricity consumed in California, it is estimated that the industrial and commercial sectors waste a combined 32 Billion kilowatt hours each year.

32 Billion kilowatts, billed at today's average prices, means the utilities missed out on $5 Billion dollars - That's what economists call "Opportunity Cost".

The actual cost to generate electricity for each utility is measured with Avoided Energy Cost—similar to the price a utility would pay for solar energy sent to the grid. At just under 10 cents per kilowatt hour, there are about $3 Billion in cost savings available to California utilities.

Vortex Green Energy keeps 1/3rd of the cost savings produced by our equipment and service—the utility keeps 2/3rds. That's a BIG opportunity for Vortex Green Energy.

Slide 20


For more information visit:
www.VortexGreenEnergy.com
REFERENCES
Clark, M. (2015, July 17). Aging US Power Grid Blacks Out More Than Any Other Developed Nation. Retrieved September 04, 2016, from http://www.ibtimes.com/aging-us-power-grid-blacks-out-more-any-other-developed-nation-1631086
Collier, S. (2015, June 30). Top 10 Challenges for Electric Distribution Utilities. Retrieved September 3, 2016, from https://www.linkedin.com/pulse/top-10-challenges-electric-distribution-utilities-steven-collier
Helman, C. (2013, June 19). Will Summer Blackouts Doom The Texas Boom? Retrieved September 04, 2016, from http://www.forbes.com/sites/christopherhelman/2013/06/19/will-summer-blackouts-doom-the-texas-boom/#131fafdbdc23
Stuntz, L., Mansour, Y., Woolf, M., Nadel, S., Heyeck, M., Kolevar, K., & Meyer, D. (2009, January). Keeping the Lights On in a New World. Retrieved September 3, 2016, from http://energy.gov/sites/prod/files/oeprod/DocumentsandMedia/adequacy_report_01-09-09.pdf
Arthur C. Clarke Picture: By ITU Pictures - https://www.flickr.com/photos/itupictures/16636142906, CC BY 2.0, https://commons.wikimedia.org/w/index.php?curid=64344486
Electrical use data derived from the US Energy Information Administration, www.eia.gov
Vortex Green Energy, dba for Vortex Brands Co. (c) 2017-2019

For more information visit: www.VortexGreenEnergy.com